Exhibit (j)

4601 DTC BOULEVARD • SUITE 700

DENVER, COLORADO 80237

TELEPHONE: (303) 753-1959

FAX: (303) 753-0338

www.spicerjeffries.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

We hereby consent, in the Prospectus and the Statement of Additional Information of MKAM ETF (“MKAM”) (a “Fund”) to the reference to our Firm as the Fund’s “independent registered public accounting firm.”

Denver, Colorado

April 6, 2023